JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-236659 and 333-236659-01

Dated May 14, 2025

1y USDBRL Contingent Income Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, prospectus supplement, prospectus, Annex A to the accompanying prospectus addendum and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”)
Guarantor:	JPMorgan Chase & Co.
Reference Currency:	Brazilian real (BRL)
Base Currency:	U.S. dollar (USD)
Contingent quarterly payment:

•       If, on any determination date, the spot rate is less than or equal to the downside threshold level, we will pay a contingent quarterly payment of at least $32.75 (at least 3.275% of the stated principal amount) per security on the related contingent payment date. The actual contingent quarterly payment will be provided in the pricing supplement.

•       If, on any determination date, the spot rate is greater than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date. It is possible that the spot rate will be above the downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly payments.

Payment at maturity:	• If the ending spot rate is less than or equal to the downside threshold level:	(i) the stated principal amount plus, (ii) the coningent quarterly payment with respect to the final determination date.
	• If the ending spot rate is greater than the downside threshold level:	(i) the stated principal amount plus (ii)(a) the stated principal amount times (b) the reference currency return. This cash payment will be less than 85% of the stated principal amount of the securities and could be zero.
Downside threshold level:	115% of the starting spot rate
Starting spot rate:	The spot rate on the pricing date
Ending spot rate:	The spot rate on the final determination date
Reference currency return:

starting spot rate – ending spot rate

starting spot rate

In no event, however, will the reference currency return be less than -100%.

Under this formula, the reference currency return increases as the reference currency appreciates relative to the base currency (and as the base currency depreciates relative to the reference currency). Conversely, the reference currency return decreases as the reference currency depreciates relative to the base currency (and as the base currency appreciates relative to the reference currency).

In addition, this formula has the effect of magnifying any depreciation of the reference currency relative to the base currency.

Spot Rate:	The spot rate on any relevant day is expressed as a number of Brazilian reais per one U.S. dollar and is equal to the Brazilian real per one U.S dollar exchange rate as reported by Refinitiv Ltd. (“Refinitiv”) on page BRLPTAX=CBBR (or any successor page) at approximately 1:15 p.m., São Paulo time, on that day.
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	Expected to be May 14, 2025
Original issue date (settlement date):	3 business days after the pricing date
Determination dates†:	August 14, 2025, November 14, 2025, February 18, 2026 and May 14, 2026
Contingent payment dates†:	August 19, 2025, November 19, 2025, February 23, 2026 and the maturity date
Maturity date†:	May 19, 2026
CUSIP / ISIN:	48135NWG7 / US48135NWG77
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/19617/000121390025043438/ ea0242289-01_424b2.htm

†Subject to postponement

The estimated value of the securities on the pricing date will be provided in the pricing supplement and will not be less than $940.00 per $1,000 stated principal amount security. For information about the estimated value of the securities, which likely will be lower than the price you paid for the securities, please see the hyperlink above.

Any payment on the securities is subject to the credit risk of JPMorgan Financial as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

Hypothetical Payout at Maturity
Change in Spot Rate	Payment at Maturity (excluding the quarterly coupon payable at maturity)
50.00%	$1,000.00
40.00%	$1,000.00
30.00%	$1,000.00
20.00%	$1,000.00
10.00%	$1,000.00
5.00%	$1,000.00
0.00%	$1,000.00
-10.00%	$1,000.00
-15.00%	$1,000.00
-15.01%	$849.90
-20.00%	$800.00
-40.00%	$600.00
-50.00%	$500.00
-60.00%	$400.00
-80.00%	$200.00
-100.00%	$0.00

JPMorgan Chase Financial Company LLC

1y USDBRL Contingent Income Securities

Reference Currency

For more information about the reference currency, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement and preliminary pricing supplement and Annex A to the accompanying prospectus addendum for additional information.

Risks Relating to the Securities Generally

▪	The securities do not guarantee the return of any principal and your investment in the securities may result in a loss.
▪	You will not receive any contingent quarterly payment for any quarterly period if the spot rate on the relevant determination date is greater than its downside threshold level.
▪	The contingent quarterly payment is based solely on the spot rate on the specified determination dates.
▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets.
▪	Investors will not participate in any appreciation of the reference currency relative to the base currency.
▪	Secondary trading may be limited.
▪	The final terms and estimated valuation of the securities will be provided in the pricing supplement.
▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

▪	The estimated value of the securities will be lower than the original issue price (price to public) of the securities.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates.
▪	The estimated value of the securities is derived by reference to an internal funding rate.
▪	The value of the securities as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities.
▪	Secondary market prices of the securities will be impacted by many economic and market factors.

Risks Relating to the Reference Currency

▪	The method of calculating the reference currency return will magnify any depreciation of the reference currency relative to the base currency.
▪	The securities might not pay as much as a direct investment in the reference currency.
▪	The securities are subject to currency exchange risk.
▪	The value of the reference currency relative to the base currency may be correlated to the demand for commodities.
▪	Governmental intervention could materially and adversely affect the value of the securities.
▪	Because the reference currency is an emerging market currency, the value of the securities is subject to an increased risk of significant adverse fluctuations.
▪	Even though the reference currency and the base currency trade around-the-clock, the securities will not.
▪	Currency exchange risks can be expected to heighten in periods of financial turmoil.
▪	Currency market disruptions may adversely affect your return.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the Securities — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.